Exhibit 10.21

SECOND AMENDED AND RESTATED ADVISER’S AGREEMENT

This Amended Advisers Agreement (the "Agreement") is entered into as of June 15, 2011 (the “Effective Date”) by and between Hemispherx BioPharma, Inc., a Delaware corporation ("Company"), and The Sage Group, Inc. and its employees, Principals, and Senior Directors (“Adviser”), a New Jersey corporation, and amends and restates in its entirety the Adviser’s Agreement between the parties dated October 2, 2008, as amended on July 15, 2010, and the Master Agreement dated March 31, 2009, with respect to the following:

A.           Adviser represents that it has knowledge of and contacts with companies which have the potential to become partners of various types with Company and that Adviser represents that it has experience and expertise that can be used to facilitate and help close such transactions for the benefit of the Company.

B.           Company is agreeable to having Adviser act in such capacities and Company and Adviser hereby agree that Company appoints Adviser and Adviser agrees to use all reasonable efforts to help increase the value of the Company.

C.           Definitions:

“Transaction” means a licensing, partnering, distribution, alliance, or similar transaction pertaining to and promoting the sale of the Company’s products and technologies, including but not limited to, any and all uses for Ampligen, Alferon, and related intellectual property. A Transaction also means the acquisition of companies in whole or in part and the sale or the merger of Company. For clarity, non-revenue producing agreements such as an MTA, a clinical research agreement or feasibility study is not a Transaction hereunder. Should a Transaction not be introduced to Company by Adviser and/or should Company decide for whatever reason, to not involve Adviser in a possible Transaction, then such transaction will not be a Transaction. However, it is the intention of the parties that the Adviser be an active participant in all material transactions of the Company. A Transaction is any Transaction that occurs during the Term or 18 months thereafter.

“Consideration” means any monies, fungible and market-based securities and/or other valuable cash consideration that Company and/or its Subsidiaries receives as a result of a Transaction.

D.           Independent Contractor. Adviser is and at all times shall be an independent contractor in all matters relating to this Agreement. Adviser and its employees are not agents of Company for any purposes and have no power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit Company in any way. Transactions shall first be approved in writing by the Company, so as to avoid any dispute as to Adviser’s entitlement to payment of its fees, and Adviser efforts toward such approved Transactions will be as directed and agreed by the Company.

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E.           Adviser's Fee. In consideration for the Services to be performed by Adviser hereunder, Company shall pay to Adviser a fee ("Adviser's Fee") of:

1.         Monthly Fee: A monthly fee of $20,000 payable, at Company’s option in cash or shares for the Term of this Agreement.

2.         Options: On the date this Agreement is fully executed by all parties (the “Execution Date”), the Company will issue one-time common stock Options with an exercise price equal to 110% of the closing price of the Company stock on the NYSE/ Amex on the effective trading date immediately preceding the date this agreement executed by all parties, to the following Sage personnel under the Company’s Equity Incentive Plan of 2009.

Wayne Pambianchi	175,000

Doug Hulse	5,000

Chuck Casamento	5,000

Gordon Ramseier	5,000

Bill Mason	5,000

Dan Tripodi	5,000

a.	All options issued pursuant to this subsection shall vest on the first anniversary of the date of award. All options issued pursuant to this subsection not vested at the time of termination of this Agreement with the Company shall immediately become void.

3.           Success Fees

a.	Five (5%) of all Consideration with such Success Fees capped at $5 million per annum.

4.           At the sole and absolute discretion and formal approval of and by the Board of Directors of the Company, Adviser may receive bonuses for extraordinary performance or special projects which may include, without limitation, efforts to gain security analyst coverage, connections to financing sources, assessment of unique business opportunities and the like, as determined by Company, providing such bonuses do not exceed $250,000 per year.

F.           Expenses. Company shall reimburse Adviser for reasonable out-of pocket expenses that are pre-approved by Company.

G.           No Obligation. Adviser acknowledges that the decision to enter into any Transaction rests solely with the Company and the Company is NOT obliged to enter any Transaction proffered by Adviser.

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H.           Prohibitions; Compliance with Laws. Adviser shall not make any representations or warranties on behalf of Company to any third party, it being understood that such representations and warranties will be made only by the Company. Adviser shall execute and function in full compliance with the Company’s “Code Of Ethics And Business Conduct For Officers, Directors, Employees, Agents And Consultants”.

I.           Amended Term and Termination. This Agreement is effective as of the date hereof and shall continue for 24 months from the Effective Date and terminates upon the expiration of the 24 month period. Further, this Agreement may be terminated by Company for cause after the Company delivers written notice to Adviser of a failure to perform and such failure is not cured within fifteen (15) days.

J.           Reliance. Company acknowledges that all opinions and advice (oral or written) given by Adviser to Company in connection with Adviser’s engagement hereunder, are intended solely for the benefit and use of Company in considering the matters to which they relate, and Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or be made by the Company (or such persons), without Adviser’s express written consent, which consent shall not be unreasonably withheld.

K.           Liability. In furnishing Company with contact, advice and other services, neither Adviser nor any officer, director or agent thereof shall be liable to Company or its creditors for errors of judgment or for any other act except willful malfeasance, bad faith or gross negligence in the performance of Adviser’s duties, or reckless disregard of its obligations and duties under the terms of this Agreement. Company will indemnify Adviser against all claims and damages including legal fees.

L.           General Provisions.

1.         Governing Law; Severability. This Agreement shall be governed by and under the laws of the State of Pennsylvania without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

2.         Disputes. Any dispute arising under or in any way related to this Agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with that Association's commercial rules then in effect.

3.         Confidential Information. Adviser acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to Company that is not available to the public ("Confidential Information"). Adviser shall execute with this Agreement the customary form of Confidentiality or Non-Disclosure Agreement used by Company.

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4.         Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings, agreements and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof including, but not limited any other arrangements between the parties for contingency fees. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties and with prior approval of the Board of Directors of the Company.

5.         Notices. Any notice or other communication pursuant hereto shall be given to a party at its address below its signature hereto by (i) personal delivery, (ii) commercial overnight delivery service with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three days after the date of transmission by authorized means.

6.         Nonassignability. Neither this Agreement, nor any rights, duties or interest herein, shall be assigned, transferred, pledged, hypothecated or otherwise conveyed by either party without the prior written consent of the other party. Any such attempted conveyance in violation of this paragraph shall be void and shall constitute a default entitling the other party to terminate this Agreement.

IN WITNESS WHEREOF, the Company and Adviser have executed this Agreement effective as of the date set forth above.

HEMISPHERX BIOPHARMA, INC.		THE SAGE GROUP, INC.
1617 JFK Boulevard		1802 Route 31 North, Suite 381
6th Floor		Clinton, NJ 08809
Philadelphia, PA 19103

By:	/s/ William A. Carter	By:	/s/ Wayne Pambianchi
	Dr. William Carter, MD		Wayne Pambianchi
	Chairman and CEO		Executive Director

Date:	12/14/11	Date:	12/13/11

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